Cooperation Agreement

Party A: College of Life Science of Northwest University

Party B: Shaanxi Aoxing Pharmaceutical Co., Ltd.

Party A and Party B through mutual negotiations hereby enter into this cooperation agreement (the “Agreement”) regarding to the issues of intern practice base and technical cooperation according to the following terms and conditions on September 10, 2006:

Article 1 Intern Practice

1.1 Intern practice base

Party A agrees to engage Party B as Party A’s teaching and science researching practice base, and Party B agrees to become Party A’s teaching and science researching practice base.

1.2 Interns

Party B will send interns (the “Interns”) in two groups a year to practice in Party B; the Interns shall be the official enrolled students, teachers, employees or researchers of Party A; the number of Interns sent each group shall be between 30 to 40. The intern practice fee for each Intern is RMB 600 per month.

1.3 The schedule and content of intern practice

Party A shall notify the number, name list and general introduction of the Interns to Party B in advance; Party B shall have the right to decide on the schedule, positions and content of intern practice, in consideration of the Interns’ actual ability and time. Party B shall notify Party A seven days in advance after the aforesaid decision is made.

1.4 Intern practice fee

The intern practice fee for each Intern is RMB 600 per month, and Party B shall pay the intern practice fee to Party A; the commuting, beverage and food expenses of the Interns shall be paid by Party B, but the total amount of such expense shall not beyond RMB 4,000 per month.

1.5 Recruitment

Party B agrees to consider the Interns after their graduation as priority in Party B’s recruitment.

Article 2 Technical Cooperation

2.1 Technical support

Party A agrees to teach Party B the planting, identifying knowledge of traditional Chinese medicine and other biological technology (the “Technical Support”). Party A shall have the right to decide on the content of Technical Support, in consideration of the actual need of Party B.

Unless otherwise claimed by Party A, the technology, technique, method, information and other written or unwritten materials (the “Technical Information”) taught by Party A in Technical Support shall be deemed to be authorized to Party B for use by Party A, without any ownership transfer.

Party B shall ensure that Technical Information not infringe any third party’s intellectual property right. If Party A loses the ownership of Technical Information, it shall immediately inform Party B. If Party B suffers any loss occurring from the claims by a third party for the infringement of its intellectual property right due to the improper notice of Party A, Party A shall make up such loss.

Party B does not have to pay any fee to Party A for the Technical Support and Technical Information under this Agreement.

2.2 Academic exchanges

Party A agrees to accept Party B’s staff (the “Learning Staff”) to learn advanced traditional Chinese medicine and pharmaceutical knowledge. Party A has right to arrange the time and way of learning in consideration of Party B’s need. The learning tuition shall be paid according to the relevant laws and regulations.

Party A agrees to send experts and professors regularly to Party B for academic discussions and communications. Party A and Party B may decide on the schedule of such exchange by reaching other agreement, but the exchange shall not be less than 12 persons a year.

2.3 R&D of new drug

Party A and Party B agree to cooperate on the R&D of new drug (the “Project Cooperation”). All the products and relevant intellectual property rights of Project Cooperation shall belong to Party B. Party A shall, according to the request of Party B, deliver all samples, formulas, methods, techniques, experiment records, documents, drawings and other information (the “Researching Materials”) regarding the Project Cooperation to Party B or the third party appointed by Party B.

Party A shall give necessary assistance when Party B applys for new drug or patent, and keep the content, products and Researching Materials confidential.

For each product of Project Cooperation, Party B shall pay certain fee to Party B on the basis of valuation result. Party A and Party B shall make agreement for the details of each co-operation of Project Cooperation besides this Agreement.

Article 3 Rights and Responsibilities of Party A and Party B

3.1 Party A’s rights

Party A has right to: (1) request Party B to accept the Interns to practice in Party B, and send teacher or employees to supervise and advise on practice; (2) decide on the method and content of Technical Support in consideration of Party B’s need; (3) reasonably arrange the learning time and way of Learning Staff.

3.2 Party A’s Responsibilities

Party A has responsibilities to (1) notify the number, name list and general introduction of the Interns to Party B in advance; (2) ensure that Technical Information not infringe any third party’s intellectual property right and immediately inform Party B If Party A loses the ownership of Technical Information; (3) accept the Learning Staff to learn in Party A and send experts and professors regularly to Party B for academic discussions and communications; (4) according to the request of Party B, deliver Researching Materials regarding the Project Cooperation to Party B or the third party appointed by Party B, give necessary assistance when Party B apply for new drug or patent, and keep the content, products and Researching Materials confidential.

3.3 Party B’s rights

Party B has right to (1) decide on the schedule, positions and content of intern practice, in consideration of the Interns’ actual ability and time; (2) receive Technical Support from Party A and use the Technical Information (3) obtain the ownership of all the products and relevant intellectual property rights of Project Cooperation and Researching Materials, and request Party A for giving necessary assistance when Party B apply for new drug or patent.

3.4 Party B’s responsibilities

Party B has responsibilities to (1) accept the Interns to practice in Party B, and notify the schedule, positions and content of intern practice to Party A seven days in advance; (2) keep the Technical Information confidential.

Article 4 Term of Cooperation

The term of cooperation under this Agreement is September 10, 2006 to September 10, 2008. This Agreement shall be automatically terminated upon the expiration of cooperation term.

Article 5 Copies

This Agreement is executed in two (2) copies; each Party holds one and each original copy has the same legal effect.

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Party A: College of Life Science of Northwest University (seal)

Authorized Representative (signature):

Party B: Shaanxi Aoxing Pharmaceutical Co., Ltd. (seal)

Authorized Representative (signature):